Exhibit 10.2

DISTRIBUTOR AND LICENSE AGREEMENT

This “Distributor and License Agreement” (the “Agreement”) is entered into as of April 12, 2011 (the “Effective Date”), by and between AG Worldwide, LLC, a Nevada limited liability company ("AG Worldwide"), and AeroGrow International, Inc., a Nevada corporation ("AII").

BACKGROUND

A.  AII is the manufacturer and seller of a product known as the AeroGarden, an aeroponic garden product, and owns the intellectual and intangible property relating to the AeroGarden including, without limitation, patents, patents pending, trade secrets, manufacturing processes, trademarks, service marks, trade names and associated good will with respect to the “AeroGarden” and associated products and services.  For purposes of this Agreement, the term “AeroGarden” means the current AeroGarden product and all future improvements and developments related thereto and the term “AeroGarden Intangible Property” means all of the existing and future patents, patents pending, trade secrets, manufacturing processes, trademarks, service marks, trade names, logos, domain names, websites and other intellectual property developed or to be developed with respect to the AeroGarden.

B.  AG Worldwide is a limited liability company formed by Cyrano Partners, LLC (“Cyrano”), for the purpose of marketing the AeroGarden by means of a multi-level marketing network (the “MLM Network”).

C.  AII has reached certain conditional agreements with AG Worldwide regarding AII’s future participation as a member of AG Worldwide contingent upon AII achieving the following steps permitting AII to transfer all or substantially all of its assets to AG Worldwide in exchange for a promissory note (the “Note”) and a Member Interest in AG Worldwide (collectively, the “Required Approvals”):  (1) the required approval from its shareholders (consistent with the requirements of the Securities and Exchange Commission in connection with obtaining such shareholder approvals) (the “Shareholder Approval”); (2) the effectiveness of any “information statement” or any other notice required to be filed with, or approval received from, the Securities and Exchange Commission; and (3) the required approval from its secured creditors (the “Creditor Approval”).   The date on which the last Required Approval is obtained is referred to herein as the “Approval Date.”

                D.  The process of obtaining the Required Approvals is anticipated to take several months and, and subject to the terms and conditions of this Agreement, the parties desire to enter into this Sales Agency and License Agreement to permit AG Worldwide, as an agent and licensee of AII, to sell the AeroGarden product during the period prior to the obtaining of the Required Approvals.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

Section 1.  Appointment as Distributor.

                      1.1   In General.   AII hereby appoints AG Worldwide to act as a distributor for the AeroGarden, and all associated products and services sold in connection with the AeroGarden (collectively the “Associated AeroGarden Items” which term shall also include future products and services developed in connection with the AeroGarden) within the following countries: the United States, Japan, the People Republic’s of China, the United Kingdom, Hong Kong, and Taiwan.  AII further grants to AG Worldwide the sole and exclusive right to sell through an MLM Network (or an “MLM Equivalent Channel,” as defined below) the AeroGarden and the Associated AeroGarden Items.  The activity of making sales through an MLM Network by AG Worldwide of the AeroGarden and Associated AeroGarden Items is hereinafter referred to as the “MLM Business.”   No other person or party (including AII) shall have the right to sell the AeroGarden and Associated AeroGarden Items through an MLM Network or through any distribution channel (an “MLM Equivalent Channel”), however described, using third party distributors or representatives that is similar to an MLM Network.  AG Worldwide shall have complete discretion to set the prices and terms for the sales of the AeroGarden in the MLM Business and to manage the marketing and sales of the same in whatever manner AG Worldwide deems desirable or necessary and, in connection therewith, AII agrees to be subject to the AII pricing covenants set forth in Section 3 below and the AII operational covenants set forth in Section 4 below.

                      1.2  Purchase of AeroGarden and Associated AeroGarden Items For Resale.  As a distributor of AII, AG Worldwide shall have the right to purchase from, or through, AII the AeroGarden and the Associated AeroGarden Items for resale upon the terms set forth herein.  If AG Worldwide places an order with AII, then AII shall fill such order from AII’s stock on hand.  If such order reasonably necessitates, in the reasonable discretion of both AII and AG Worldwide, the order of additional AeroGarden and Associated AeroGarden Items, then AII shall (a) place such an order on behalf of AG Worldwide by and with AII’s qualified suppliers, (b) purchase such required items on behalf of AG Worldwide, either on consignment or pursuant to any other recognized and acceptable agency arrangement, or (c) make any other arrangement necessary to permit AG Worldwide to directly acquire ownership in the additional required inventory.  It is expressly the intent of both AII and AG Worldwide hereunder that, if AII undertakes any of the actions in the preceding sentence, then AG Worldwide will pay or deposit directly with any of AII’s qualified suppliers any prepayment or deposit necessary or required and that AG Worldwide will at all times have a direct and immediate right to ownership and possession of such inventory.  AG Worldwide will make payments to AII for orders placed under this provision pursuant to Section 5.2, below.

    Section 2.  Grant of License to Use the AeroGarden Intangible Property, Etc.

                      2.1  In General.   In connection with AG Worldwide’s activities as a sales agent for AII as set forth in Section 1, AII hereby licenses, transfers, and assigns to AG Worldwide the right to the perpetual and unlimited use of the AeroGarden Intangible Property (the “AeroGarden License”) in connection with the activities of AG Worldwide as a sales agent of AII.   AII’s grant to AG Worldwide of the to the AeroGarden License shall be non-exclusive; provided, however, that the AeroGrow License shall be an exclusive License with respect to an MLM Network and any MLM Equivalent Channel, and AII shall not give any other person selling the AeroGarden or AeroGarden Associated Items through an MLM Network or any MLM Equivalent Channel any license or right to use in any manner the AeroGarden Intangible Property.  The rights of AG Worldwide under this Agreement, with respect to the AeroGarden License, are worldwide and shall be for all markets, customers, and sales channels, and AII retains no other rights or power to grant to any other party distributing the AeroGarden or any AeroGarden Associated Items through an MLM Network or an MLM Equivalent Network the right to use or exploit for its own account the AeroGarden Intangible Property in any manner.

       2.2           Royalties.  AeroGarden shall pay to AII an annual royalty of $100 dollars a year on the 30th day of June of each year in consideration of the AeroGrow License.

       2.3           Standard of Conduct.   During the Term, AG Worldwide shall use the AeroGarden Intangible Property only in accordance with the following terms and conditions:

          (A)  Quality of MLM Business.  AG Worldwide shall use its reasonable best efforts, skill and diligence in the operation of the MLM Business, and shall regulate its employees, associates, agents and independent distributors and others having a contractual relationship with AG Worldwide, so that they will be courteous and helpful to the public and to all persons purchasing the AeroGarden and Associated AeroGarden Items from AG Worldwide.

  (B)  Reasonable Business Standards; Compliance With Law.  AG Worldwide shall operate the MLM Business in accordance with the reasonable business standards in marketing and selling the AeroGarden and the Associated AeroGarden Items and shall do nothing to detract from or diminish the value of the AeroGarden Intangible Property.   AG Worldwide shall conduct the MLM Business and use the AeroGarden Intangible Property in accordance with all applicable governmental laws, ordinances, rules and regulations governing the marketing and sale of the AeroGarden and the Associated AeroGarden Items.

          (C)  Inspection by AII.  AG Worldwide shall permit an inspection of the MLM Business utilizing the AeroGarden Intangible Property by AII, as requested by AII from time to time, or by the authorized agents of AII, in such manner and at such times so as not to interfere with Licensee’s operation of the Business.

          (D)  Submission of Advertising.  AG Worldwide shall provide AII with samples of all advertising or other literature, packages, labels and labeling not otherwise developed by AII that use any trademarks, trade names, services marks, or logos which comprise part of the AeroGarden Intangible Property.

       2.4  Maintenance of AeroGarden Intangible Property.  AII shall use its reasonable best efforts in good faith to register, patent, maintain, or cause to be registered or patented and maintained, the AeroGrow Intangible Property in the United States of America and its possessions to the extent such AeroGrow Intangible Property is registerable or patentable.

       2.5  Ownership of AeroGrow Intangible Property.  AG Worldwide acknowledges that it does not own the AeroGrow Intangible Property and that AII is the sole owner of all right, title and interest in and to the AeroGrow Intangible Property.  Licensee will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest.  Any and all use by Licensee of the AeroGrow Intangible Property should inure to the benefit of AII.

       2.6  Infringement.

          2.6.1  Third Party.  If AG Worldwide becomes aware that any third party is infringing upon any of the AeroGrow Intangible Property, AG Worldwide shall promptly notify AII of such infringement and AII shall demand of the infringer that such infringement cease.   If such infringement continues, AII, at its expense, shall take legal action to prevent continuance of such infringement and to collect damages on account thereof, which damages shall first be allocated to AII to cover all of its reasonable expenses in pursuing any such infringement action and all remaining damages shall be allocated among AII and AG Worldwide in proportion to the reasonable damages suffered by each.  AG Worldwide shall cooperate in any legal action brought by AII hereunder.

          2.6.2  Suit Against a Party.  In the event that AG Worldwide is made a party to a legal or similar proceeding which is based in whole or in part on a claim that the use of the AeroGrow Intangible Property infringes upon any other trademark or service mark, or infringes upon any trade name or related intangible property, AII shall, at its own cost and expense, defend such claim and shall indemnify and hold AG Worldwide harmless from and against any such claims.

          2.6.3  Indemnification for Infringement.  AII shall indemnify, defend, protect and hold AG Worldwide harmless from and against any and all present and future claims, demands, actions, losses, obligations, liabilities, judgments, penalties, damages, costs, and expenses of any nature whatsoever, including attorneys’ fees, arising out of, or in any way connected with, AG Worldwide’s use of the AeroGarden Intangible Property, including, without limitation, any claims by any third party that the AeroGarden Intangible Property or the use and exploitation of the AeroGarden Intangible  Property by AG Worldwide infringe upon the proprietary rights of any third parties.  The obligation of AII to indemnify, defend, and hold AG Worldwide harmless with respect to the matters described herein shall survive termination of this Agreement.

    Section 3.  AII Pricing Covenants.  In consideration of AG Worldwide establishing and building the MLM Business, and for other good and valuable consideration receipt of which AII acknowledges, AII covenants and agrees that it shall not permit the AeroGarden 3” or the “AeroGarden Extra” to be offered for sale in its direct response business (which business includes, but is not limited to, its catalogue business and all business associated with AII’s website) (the “Direct Response Business”) at a price less than that price to be charged for such items in the MLM Business as determined by AG Worldwide.  Similarly, AII agrees to request all United States retail outlets selling such items to price said items at a price no less than that price to be charged for such items in the MLM Business, as determined by AG Worldwide.

    Section 4.  AII Operational Covenants.  In consideration of AG Worldwide establishing and building the MLM Business, and for other good and valuable consideration, receipt of which AII acknowledges, AII covenants and agrees as follows:

          (A)  As of the Go Live Date, which is, subject to Section 9 of the Transaction Agreement executed simultaneously herewith, defined as that day that is the later of April 22, 2011, or that day upon which InfoTrax Systems, L.C. (“InfoTrax”), can begin to process orders from AG Worldwide, AII shall not permit the AeroGarden or the Associated AeroGarden Items to be offered for sale in its Direct Response Business at a price less than that price to be charged for such items in the MLM Business, as determined by AG Worldwide;

          (B)  As of the Go Live Date, AII shall cease to fulfill any and all orders for the AeroGarden or the Associated AeroGarden Items placed by any United States retail establishment or to in any manner make any inventory available to any such customers;

          (C)  As of the Go Live Date, all orders for the AeroGarden or the Associated AeroGarden Items that are placed by any customer on or through any website owned, controlled, or affiliated with AII (collectively, the “Website”) shall be reported to AG Worldwide so that AG Worldwide can, and with the understanding that AG Worldwide will, factor such transactions into its MLM Business in the manner that AG Worldwide deems appropriate so that such sales can be provided as a benefit to the MLM Downline.

          (D)  As of the date that the Equity Funds (defined below) are deposited into an escrow account for the use of AG Worldwide (the “Funds Date”), AeroGrow shall institute a password requirement with respect to the Website such that no person or entity who has not been assigned a password by the Funds Date shall not be able to utilize such Website to in any manner order the AeroGarden or the Associated AeroGarden Items.

    Section 5.  Certain Services Provided By AII.

       5.1  Nature of Services To Be Performed.  During the period which is the shorter of the “Term” (as defined in Section 6 below) of this Agreement or that period ending on December 31, 2012, AII shall provide certain services (the “Related Party Services”) to AG Worldwide as provided below in this Section 4.  It is contemplated that AG Worldwide will have only minimal employees until the date on which the Required Approvals are obtained and AII then transfers all or substantially all of its assets to AG Worldwide. On such date as the Required Approvals are obtained, AG Worldwide shall employ such of the former employees of AII as AG Worldwide deems necessary or desirable.  Until such date as the Required Approvals are obtained, AII shall provide the following Related Party Services for the benefit of AG Worldwide:

(1)
Services in connection with the placing and fulfilling of purchase orders for inventory, and services in accounting and bookkeeping with respect to such purchase and sale of inventory and the invoicing and collection of such sales.

(2)	Services with respect to providing insurance with respect to the AeroGardens produced and Associated AeroGarden Items.
(3)	Liaison services with factories with respect to the timing, and quality of production, of the AeroGarden and the Associated AeroGarden Items.
(4)	Accounting and treasury services relating to the investment, use and application of cash flow to maximize the use of any cash flow of AG Worldwide.
(5)	Other necessary services for the MLM Business which AG Worldwide is unable to provide because of the lack of employees.

       5.2  Payment.  In exchange for all orders filled by AII pursuant to Section 1.2, above, and for the Related Party Services, AG Worldwide shall make the following payments to AII:

          (A)  From and after the Effective Date until the date that AG Worldwide raises the Equity Funds (the “Funds Date”), AG Worldwide shall pay to AII an amount equal to all revenues generated in the prior week by AG Worldwide in connection with the sale of the AeroGarden and the Associated AeroGarden Items, less (1) all commissions and related expenses owing with respect to the sales generating such revenues; (2) all commissions and/or fees owing to InfoTrax; (3) all other merchant fees owing with respect to the sales generating such revenues; and (4) all other reasonable costs and expenses of AG Worldwide’s ongoing business activities, so long as such costs and expenses are mutually consented to in advance by both AG Worldwide and AII, neither of which shall unreasonably withhold such consent.  This payment shall be made by the Friday of the week after the occurrence of the sale giving rise to the revenues at issue.

          (B) From and after the Funds Date, AG Worldwide shall pay to AII an amount equal to AII’s full inventory cost for all items ordered, plus the direct cost of fulfillment and shipping of items ordered, plus the Administrative Charge, as calculated by AII.  AII shall calculate the Administrative Charge and bill the Administrative Charge to AG Worldwide every week, and AG Worldwide shall pay such charge within 5 days of the receipt of such bill.  “Administrative Charge” is meant to approximate the portion of AII’s overhead expense that is applicable to the services provided to AG Worldwide and shall be calculated by multiplying AII’s overhead expense for the applicable two week period by a fraction, the numerator of which is AG Worldwide’s revenues for such two week period (the “AG Revenue”), and the denominator of which is the AG Revenue plus AII’s revenues generated by its direct response sales and its retail sales and specifically excluding any and all sales to AG Worldwide for such two week period.  Once per month, on or before the last day of each month in which an Administrative Charge has been paid by AG Worldwide, each party shall have the right to examine all calculations of the Administrative Charges that have been billed to AG Worldwide, and AII agrees that it will repay to AG Worldwide any excess amounts that have been paid by AG Worldwide, and AG Worldwide agrees that it will pay to AII any amounts that should have been paid to AII but were not, as revealed by such review.  Then, once AII has transferred all or substantially all of its assets to AG Worldwide, AG Worldwide shall have the right to perform a final examination of all calculations of the Administrative Charges that have been billed to AG Worldwide, and AII agrees that it will repay to AG Worldwide any excess amounts that have been paid by AG Worldwide, and AG Worldwide agrees that it will pay to AII any amounts that should have been paid to AII but were not, as revealed by such review.

       5.3  Freight Forwarding Services.  AII shall also provide to AG Worldwide all freight forwarding and shipping services necessary to insure that inventory arrives in a timely manner at the proper destination.  AII shall invoice AG Worldwide separately for all such services provided, at a price equal to AII’s cost of obtaining such services.

    Section 6.  Term.  The term (the “Term”) of this Agreement shall commence as of the Effective Date and shall continue until the completion of AII’s transfer of all or substantially all of its assets to AG Worldwide following the Approval Date, as AII is contractually bound to do upon the receipt of the Required Approvals.  AII herein undertakes to diligently seek all Required Approvals and will use its reasonable best efforts to do the same.  Notwithstanding anything else herein to the contrary, this Agreement will terminate if AG Worldwide does not raise funds by way of an equity investment in AG Worldwide of at least $3,000,000, as contemplated by the operating agreement of AG Worldwide (the “Equity Funds”), on or before that date which is the later of (i) June 30, 2011, or (ii) the date that is 60 days after the earlier of (A) July 31, 2011, or (B) the date that the Shareholder Approvals and Creditor Approvals have been achieved.

    Section 7.  Representations and Warranties of AII.  AII hereby represents and warrants to AG Worldwide that (a) AII is the exclusive owner of the AeroGarden Intangible Property free of any liens other than the liens set forth in Schedule 7, attached and incorporated hereto, encumbrances, judgments, litigation, investigations, restrictions, pledges, licenses, claims or claims of right of any nature whatsoever; (b) the use by AG Worldwide of the AeroGarden Intangible Property does not infringe any rights owned or possessed by any third party; and (c) AII has the full right and corporate authority to appoint AG Worldwide as its distributor as provided in Section 1 above and to license the AeroGarden Intangible Property to AG Worldwide as provided in Section 2 above.

    Section 8.  Exclusivity and Noncompetition.  AII covenants and agrees that so long as AG Worldwide is operating the MLM Business and in existence and using the AeroGarden Intangible Property or any modifications, enhancements, improvements or derivatives thereof, AII shall not, without prior written approval of AG Worldwide, directly or indirectly, (i) own or otherwise hold a financial or ownership interest, as an owner, shareholder, member, partner, consultant or any other capacity in any person or entity that engages in a business competitive with the MLM Business of AG Worldwide; (ii) disclose, communicate or use or otherwise authorize the use of AeroGarden Intangible Property, whether or not such information is a trade secret under applicable laws; and (iii) solicit or otherwise encourage or persuade any person or entity under contract or considering business arrangements with AG Worldwide not to do business with AG Worldwide, nor shall AII or its affiliates employ or engage, attempt to employ or engage, solicit or assist anyone else to employ or engage any personnel of AG Worldwide to leave such employment or engagement.  The scope of the exclusivity and noncompetition provisions of this agreement shall apply to all current and potential markets and all existing and potential customers and sales channels of the AII, all on a worldwide basis, except that it specifically does not include AII’s continued operation of or rights to the Direct Response Business or any retail or wholesale business conducted outside the United States.

    Section 9  General Provisions.

          9.1  Effect of Headings; Schedules.  The subject headings of the sections of this agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.  All schedules to this agreement are incorporated into this agreement in their entirety.

          9.2  Entire Agreement; Modification; Waiver.  This agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this agreement, except for the other agreements referenced in this agreement.  This agreement supersedes all prior and contemporaneous agreements (other than those entered into in writing simultaneously with this agreement) and all prior and contemporaneous representations and understandings of the parties.  No supplement, modification or amendment of this agreement shall be binding unless executed in writing by all the parties.  No waiver of any of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

          9.3  Counterparts.  This agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.4  Successors and Assigns.  This agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

          9.5  Notices.  All notices, requests, demands, and other communications under this agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally on the parties to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed at the address shown on the signature page of this agreement.  Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

          9.6  Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

          9.7  Severability.  Each term, covenant, condition or provision of this agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall remain valid and shall continue in full force and effect.

          9.8  Necessary Acts.  Each party to this agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this agreement.

          9.9  Attorneys’ Fees.  If either party commences or is made a party to any litigation, arbitration, mediation or other judicial or administrative proceeding ("proceeding") to enforce, interpret or obtain a declaration of rights under this agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all attorneys’ fees, costs (whether otherwise taxable or recoverable) and expenses incurred in connection with such proceeding or any appeal or enforcement of any judgment obtained in any such proceeding, including, without limitation, fees incurred in connection with post-judgment motions, contempt proceedings, garnishment, levy, debtor and third party examinations, discovery and bankruptcy litigation.  Any judgment or order entered in any proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment or order.  This attorneys' fees provision is intended to be severable from the other provisions of this agreement, shall survive any judgment or order entered in any proceeding, and shall not be deemed merged into any such judgment or order.

          9.10  Construction.  This Agreement has been negotiated at arm’s length, and each party has been provided the opportunity to be represented by legal counsel, and to the extent it has desired to do so, each party has consulted with legal counsel with respect to this agreement.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this agreement against the party drafting it is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

In witness whereof, this Distribution and License Agreement is executed and delivered effective as of the Effective Date set forth above.

AII:
AeroGrow International, Inc.

/s/ J. Michael Wolfe
By: J. Michael Wolfe
Its: President and CEO

AG Worldwide:
AG Worldwide, LLC

Date	By:	/s/ Melyn Campbell
By: Melyn Campbell
Its: Manager

SCHEDULE 7

Scheduled liens:

1.	First Western Trust Bank
2.	Holders of subordinated, secured convertible notes